EXHIBIT 99.1

News Release

Pioneer Reports Second Quarter 2008 Results

Dallas, Texas, August 4, 2008 -- Pioneer Natural Resources Company (NYSE:PXD) today announced financial and operating results for the quarter ended June 30, 2008.

•	Reported second quarter net income of $159 million, or $1.32 per diluted share
•	Increased average daily oil and gas sales to 113,987 barrels oil equivalent per day (BOEPD); 19% above sales for the second quarter of 2007 (excluding 2007 sales from divested Canada assets)
•	Posted strong production growth in Spraberry, Raton, Edwards, Tunisia and Alaska
•	Increased 2008 production growth target to 18% to 20% from 14% versus 2007 in response to strong production growth to date, improved drilling efficiencies (more wells per rig) and operational success
•	Raised 2008 capital budget by $300 million to fund a portion of the incremental production growth and to cover rising costs for tubulars, fuel and pumping services
•	Advanced enhanced recovery initiatives and shale interval testing in Spraberry
•	Confirmed contribution from two additional zones in Pierre Shale
•	Drilled three new discovery wells in Tunisia
•	Commenced production at Oooguruk on the North Slope of Alaska
•	Closed the Pioneer Southwest Energy Partners L.P. IPO generating net proceeds of $163 million

Scott Sheffield, Chairman and CEO, stated, “We are extremely pleased with the strong and consistent production growth our core operating areas continue to deliver. This strong performance and our investment discipline will result in the Company generating free cash flow beginning this year. Pioneer is at a significant inflection point, as we expect our 2009 discretionary cash flow to increase by approximately 50% and our earnings to double from 2008 levels based on current commodity prices and costs.”

2008 Production Growth Target

Based on Pioneer’s successful year-to-date production growth results and its remaining planned drilling activity, the Company has increased its 2008 production growth forecast to 18% to 20% from 14% compared to 2007. Pioneer has increased its 2008 capital budget from $1.0 billion to $1.3 billion (which excludes acquisitions, asset retirement obligations, capitalized interest and geological and geophysical G&A), and with the related increase in its 2008 production growth forecast, the Company expects to generate free cash flow for the year. The capital budget was increased to reflect drilling efficiencies (more wells per rig), operational success and today’s higher cost environment, primarily for tubulars, fuel and pumping services. More specifically, drilling efficiencies in the Spraberry and Edwards fields are allowing wells to be drilled at a faster-than-expected pace which will result in the Company drilling and completing more wells during 2008. Additional development capital related to drilling success in the Edwards Trend and progressing front-end engineering planning for the Cosmopolitan project in Alaska is also being added to the 2008 budget.

Financial Review

Pioneer’s second quarter net income was $159 million, or $1.32 per diluted share. Cash flow from operating activities for the second quarter was $333 million.

Second quarter oil sales averaged 30,229 barrels per day (BPD), natural gas liquids sales averaged 20,509 BPD and gas sales averaged 379 million cubic feet per day (MMCFPD).

The reported second quarter average price for oil was $89.73 per barrel and included $9.46 per barrel related to deferred revenue from volumetric production payments (VPPs) for which production was not recorded. The reported price for natural gas liquids was $56.30 per barrel. The reported price for gas was $8.73 per thousand cubic feet (MCF), including $.39 per MCF related to deferred revenue from VPPs for which production was not recorded.

Second quarter production costs averaged $13.93 per BOE. Production costs were primarily impacted by higher production taxes related to the increase in commodity prices.

Exploration and abandonment costs were $30 million for the quarter and included $1 million of acreage costs and $29 million of geologic and geophysical expenses, including seismic costs related to ongoing activities in the Edwards Trend and Tunisia and personnel costs.

In May, Pioneer completed the initial public offering of common units in Pioneer Southwest Energy Partners L.P. (PSE) and received net proceeds of $163 million. Pioneer retains an ownership interest in PSE of approximately 68%.

Operations

In the Spraberry field, production increased 21% in the first half of 2008 compared to the first half of 2007. Pioneer is increasing its forecast for full-year 2008 Spraberry production growth from approximately 15% to more than 18%. Production growth is exceeding expectations due to the strong incremental contribution from the Wolfcamp formation, operational efficiencies and a faster drilling pace related to improved drilling efficiency which has increased the number of wells being drilled per rig. The 2008 Spraberry drilling program is being expanded by 40 wells to 390 wells. Pioneer is currently running 17 rigs in the field and has drilled approximately 225 wells year-to-date.

Early results from Pioneer’s 20-acre drilling, horizontal re-entry program and shale interval testing in the Spraberry field are encouraging. These results and the Company’s plans to continue to increase its drilling activity in the field support expectations for 15% compound average annual growth in Spraberry production through 2011.

Pioneer’s Raton Basin production increased 24% in the first half of 2008 compared to the first half of 2007. The Company has successfully integrated the properties acquired in December 2007 and is very encouraged with Pierre Shale drilling and test results to date which confirmed contribution from two additional zones. Raton production growth is expected to exceed 15% for 2008 versus 2007. To accommodate longer-term growth, Pioneer has added firm pipeline capacity to transport 75 MMCFPD from Raton to the West Coast beginning in 2011.

In the Edwards Trend in South Texas, Pioneer’s production for the first half of 2008 rose 56% from a year ago. Year-to-date, the Company has drilled 22 Edwards wells, benefiting from reduced drilling time related to rig improvements and wellbore design enhancements. As a result, the 2008 drilling program is being expanded from 35 wells to 40 wells. Pioneer is steadily expanding infrastructure and treating capacity to accommodate new drilling and the higher producing rates seen in recent wells. The Company is also increasing its forecast for full-year 2008 Edwards Trend production growth from approximately 25% to more than 40%.

Pioneer’s Barnett Shale drilling program is on track with seven operated wells drilled year-to-date. The Company plans to drill approximately 25 Barnett wells during 2008, including six wells operated by others. Early production results are in line with other wells in Parker County with peak-month daily rates averaging approximately 1 MMCFPD. Pioneer expects to expand its Barnett drilling program to include four operated rigs during 2009, targeting production of 100 MMCFPD gas equivalent by 2011.

In Tunisia, Pioneer continues to drill successful wells and expand its production facilities. During the second quarter, three successful wells were drilled and gross facility capacity in the Cherouq Concession was expanded to 10 thousand barrels of oil per day (MBOPD). Six to seven wells are planned for the second half of 2008 and gross facility capacity will be further increased to 20 MBOPD during the fourth quarter. Pioneer’s net production from Tunisia is currently averaging more than 7.5 thousand barrels oil equivalent per day (MBOEPD), and the Company expects full-year 2008 production growth of 80% to 90% versus 2007.

Offshore South Africa, Pioneer’s production from interests in the Sable oil field and the South Coast Gas (SCG) project averaged 3.7 MBOEPD during the second quarter. Late in the third quarter, it is anticipated that Sable oil production will be shut in to convert Sable’s gas re-injection well to a producing well. The Sable gas well is expected to be the most productive well in the SCG system. Total gas equivalent production from SCG is expected to average approximately 10 MMCFPD to 15 MMCFPD net to Pioneer for the fourth quarter of 2008, rising to 30 MMCFPD to 35 MMCFPD net for the first half of 2009.

During the second quarter of 2008, the Oooguruk project on the North Slope of Alaska commenced production operations. Following the completion of scheduled mid-year maintenance at third-party onshore production facilities, production will be reinitiated. Net sales are expected to reach 3 MBOPD to 4 MBOPD by year-end 2008 and gradually increase to 10 MBOPD to 14 MBOPD by 2010 as development drilling continues.

Financial Outlook

Third quarter 2008 production is forecasted to average 114,000 BOEPD to 119,000 BOEPD. Production growth is expected to continue during the third quarter, driven primarily by increasing production from several of Pioneer’s core onshore areas (Spraberry, Edwards and Tunisia). The forecasted third quarter production range includes production that is attributable to the public ownership in PSE. The expense estimates below also include amounts attributable to the public ownership in PSE.

Third quarter production costs (including production and ad valorem taxes and transportation costs) are expected to average $13.50 to $14.50 per BOE based on current NYMEX strip prices for oil and gas. Depreciation, depletion and amortization expense is expected to average $10.75 to $11.75 per BOE.

Total exploration and abandonment expense during the third quarter is expected to be $40 million to $70 million, including up to $45 million associated with drilling in lower-risk resource plays in the Edwards Trend and Tunisia and $35 million of seismic (principally in the Edwards Trend and Tunisia) and personnel costs.

General and administrative expense is expected to be $35 million to $39 million. Interest expense is expected to be $36 million to $40 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $4 million.

Minority interest in consolidated subsidiaries’ net income is expected to be $8 million to $10 million, primarily reflecting the public ownership in PSE.

The Company’s third quarter effective income tax rate is expected to range from 40% to 50% based on current capital spending plans. Cash taxes are expected to be $30 million to $40 million and are primarily attributable to Tunisia.

Third quarter 2008 amortization of deferred losses on terminated oil and gas hedges is expected to be $30 million. The Company's financial results, oil, NGL and gas hedges and future VPP amortization are outlined on the attached schedules.

Earnings Conference Call

On Tuesday, August 5 at 11:00 a.m. Eastern Time, Pioneer will discuss its financial and operating results with an accompanying presentation. The call will be webcast on Pioneer’s website, www.pxd.com. The presentation will soon be available on Pioneer’s website for preview in advance of the call.At the website, select ‘INVESTORS’ at the top of the page. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Or you may choose to dial (877) 741-4245 (confirmation code: 1498320) to listen to the call by telephone and view the accompanying visual presentation at the website above. A telephone replay will be available by dialing (888) 203-1112 (confirmation code: 1498320).

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, with operations in the United States, South Africa and Tunisia. For more information, visit Pioneer’s website at www.pxd.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, access to and availability of drilling equipment and transportation, processing and refining facilities, Pioneer's ability to replace reserves, implement its business plans (including its plan to repurchase stock) or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves and resource potential and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, and acts of war or terrorism. These and other risks are described in Pioneer’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer undertakes no duty to publicly update these statements except as required by law.

Pioneer Natural Resources Contacts:

Investors

Frank Hopkins – 972-969-4065
Matt Gallagher – 972-969-4017

Media and Public Affairs

Susan Spratlen – 972-969-4018

PIONEER NATURAL RESOURCES COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$43,282	$12,171
Accounts receivable, net	378,664	283,832
Income taxes receivable	49,448	40,046
Inventories	131,973	97,619
Prepaid expenses	8,477	9,378
Deferred income taxes	238,446	108,073
Other current assets, net	7,720	213,936

Total current assets	858,010	765,055

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	9,878,071	9,251,113
Accumulated depletion, depreciation and amortization	(2,238,250)	(2,028,472)

Total property, plant and equipment	7,639,821	7,222,641

Deferred income taxes	241	10,263
Goodwill	310,596	310,870
Other assets, net	356,269	308,152

	$9,164,937	$8,616,981

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$417,414	$378,416
Interest payable	45,174	42,020
Income taxes payable	40,954	12,842
Deferred revenue	152,897	158,138
Other current liabilities	682,860	402,753

Total current liabilities	1,339,299	994,169

Long-term debt	2,642,443	2,755,491
Deferred income taxes	1,338,254	1,229,677
Deferred revenue	251,447	325,142
Minority interest in consolidated subsidiaries	50,869	11,942
Other liabilities	416,337	257,838
Stockholders' equity	3,126,288	3,042,722

	$9,164,937	$8,616,981

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues and other income:
Oil and gas	$653,309	$419,792	$1,211,785	$773,374
Interest and other	8,479	26,206	33,503	37,608
Gain (loss) on disposition of assets, net	3,901	(1,669)	4,578	(1,418)
	665,689	444,329	1,249,866	809,564
Costs and expenses:
Oil and gas production	144,528	105,378	277,175	194,826
Depletion, depreciation and amortization	114,679	88,198	224,306	167,048
Impairment of long-lived assets	—	17,891	—	17,891
Exploration and abandonments	30,088	63,874	68,766	135,645
General and administrative	35,548	29,350	72,029	61,974
Accretion of discount on asset retirement obligations	2,160	1,691	4,302	3,323
Interest	38,281	30,531	75,734	58,956
Hurricane activity, net	1,401	47,000	1,859	60,548
Minority interest in consolidated subsidiaries' net income (loss)	6,227	199	6,966	(1,192)
Other	8,986	7,025	19,873	14,705
	381,898	391,137	751,010	713,724

Income from continuing operations before income taxes	283,791	53,192	498,856	95,840
Income tax provision	(125,758)	(16,601)	(213,024)	(31,233)

Income from continuing operations	158,033	36,591	285,832	64,607
Income (loss) from discontinued operations, net of tax	796	(111)	2,736	1,466
Net income	$158,829	$36,480	$288,568	$66,073

Basic earnings per share:
Income from continuing operations	$1.33	$0.30	$2.42	$0.53
Income from discontinued operations, net of tax	.01	—	.02	0.01
Net income	$1.34	$0.30	$2.44	$0.54

Diluted earnings per share:
Income from continuing operations	$1.31	$0.30	$2.39	$0.53
Income from discontinued operations, net of tax	.01	—	.02	0.01
Net income	$1.32	$0.30	$2.41	$0.54

Weighted average shares outstanding:
Basic	118,363	121,226	118,149	121,374
Diluted	120,047	122,776	119,570	122,847

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended		Six months ended
	June, 30		June, 30
	2008	2007	2008	2007

Cash flows from operating activities:
Net income	$158,829	$36,480	$288,568	$66,073
Adjustments to reconcile net income to net cash
provided by operating activities:
Depletion, depreciation and amortization	114,679	88,198	224,306	167,048
Impairment of long-lived assets	—	17,891	—	17,891
Exploration expenses, including dry holes	1,034	40,563	4,582	83,981
Hurricane activity	—	47,000	—	66,000
Deferred income taxes	113,720	52,938	179,884	62,414
Loss (gain) on disposition of assets, net	(3,901)	1,669	(4,578)	1,418
Accretion of discount on asset retirement obligations	2,160	1,691	4,302	3,323
Discontinued operations	[25]	18,357	373	34,799
Interest expense	4,408	4,487	7,880	9,213
Commodity hedge related activity	7,851	4,734	15,516	10,633
Amortization of stock-based compensation	8,241	8,617	17,221	16,355
Amortization of deferred revenue	(39,457)	(45,322)	(78,936)	(90,356)
Other noncash items	8,454	3,124	3,814	(3,159)
Change in operating assets and liabilities:
Accounts receivable, net	(84,474)	15,789	(98,535)	562
Income taxes receivable	(9,327)	(49,156)	(9,403)	(36,598)
Inventories	(14,471)	(11,393)	(40,643)	(9,404)
Prepaid expenses	166	4,063	1,103	5,219
Other current assets, net	5,191	(399)	7,186	(187)
Accounts payable	32,744	(7,996)	(1,169)	(32,586)
Interest payable	16,489	13,736	3,154	10,266
Income taxes payable	18,921	(3,914)	28,111	2,900
Other current liabilities	(8,232)	(23,795)	(42,004)	(38,446)
Net cash provided by operating activities	333,050	217,362	510,732	347,359
Net cash used in investing activities	(313,941)	(538,982)	(491,481)	(986,437)
Net cash provided by financing activities	6,853	333,069	11,860	656,712
Net increase in cash and cash equivalents	25,962	11,449	31,111	17,634
Effect of exchange rate changes on cash and cash equivalents	—	519	—	651
Cash and cash equivalents, beginning of period	17,320	13,350	12,171	7,033
Cash and cash equivalents, end of period	$43,282	$25,318	$43,282	$25,318

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUMMARY PRODUCTION AND PRICE DATA

		Three months ended		Six months ended
		June 30,		June 30,
		2008	2007	2008	2007
Average Daily Sales Volumes
from Continuing Operations:
Oil (Bbls) —	U.S.	21,040	18,753	21,230	18,779
	South Africa	2,819	3,080	2,821	2,716
	Tunisia	6,370	3,763	5,136	3,927
	Worldwide	30,229	25,596	29,187	25,422

Natural gas liquids (Bbls) —	U.S.	20,509	17,685	19,959	17,272

Gas (Mcf) —	U.S.	371,307	308,342	370,563	295,540
	South Africa	5,570	—	5,322	—
	Tunisia	2,619	7,250	2,098	3,645
	Worldwide	379,496	315,592	377,983	299,185

Total (BOE) —	U.S.	103,434	87,828	102,949	85,307
	South Africa	3,747	3,080	3,708	2,716
	Tunisia	6,806	4,971	5,486	4,535
	Worldwide	113,987	95,879	112,143	92,558

Average Daily Sales Volumes
from Discontinued Operations:
Oil (Bbls) —	Canada	—	292	—	326

Natural gas liquids (Bbls) —	Canada	—	455	—	397

Gas (Mcf) —	Canada	—	54,176	—	50,962

Total (BOE) —	Canada	—	9,777	—	9,217

Average Reported Prices (a):
Oil (Bbls) —	U.S.	$73.63	$57.93	$71.91	$54.97
	South Africa	$131.23	$69.73	$116.34	$66.59
	Tunisia	$124.58	$64.89	$115.00	$62.11
	Worldwide	$89.73	$60.37	$83.79	$57.32

Natural gas liquids (per Bbl) —	U.S.	$56.30	$39.11	$55.13	$35.51

Gas (per Mcf) —	U.S.	$8.69	$7.53	$8.21	$7.36
	South Africa	$8.52	$—	$8.09	$—
	Tunisia	$14.89	$7.65	$13.39	$7.65
	Worldwide	$8.73	$7.53	$8.23	$7.36

Total (BOE) —	U.S.	$57.32	$46.67	$55.06	$44.78
	South Africa	$111.39	$69.73	$100.12	$66.59
	Tunisia	$122.32	$60.28	$112.79	$59.94
	Worldwide	$62.98	$48.11	$59.37	$46.16

_____________

(a)	Average prices are attributable to continuing operations and include the results of hedging activities and amortization of VPP deferred revenue.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

(in thousands)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the generally accepted accounting principle ("GAAP") measures of net income and net cash provided by operating activities because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Net income	$158,829	$36,480	$288,568	$66,073
Depletion, depreciation and amortization	114,679	88,198	224,306	167,048
Impairment of oil and gas properties	—	17,891	—	17,891
Exploration and abandonments	30,088	63,874	68,766	135,645
Hurricane activity	—	47,000	—	66,000
Accretion of discount on asset retirement obligations	2,160	1,691	4,302	3,323
Interest expense	38,281	30,531	75,734	58,956
Income tax provision	125,758	16,601	213,024	31,233
(Gain) loss on disposition of assets, net	(3,901)	1,669	(4,578)	1,418
Discontinued operations	[25]	18,357	373	34,799
Current income tax provision (benefit) on discontinued operations	(348)	194	171	4,688
Cash exploration and interest expense on discontinued operations	—	3,530	—	4,652
Commodity hedge related activity	7,851	4,734	15,516	10,633
Amortization of stock-based compensation	8,241	8,617	17,221	16,355
Amortization of deferred revenue	(39,457)	(45,322)	(78,936)	(90,356)
Other noncash items	8,454	3,124	3,814	(3,159)

EBITDAX (a)	450,660	297,169	828,281	525,199

Cash interest expense	(33,873)	(26,015)	(67,854)	(49,784)
Current income taxes	(11,690)	36,142	(33,311)	26,493

Discretionary cash flow (b)	405,097	307,296	727,116	501,908

Cash exploration expense	(29,054)	(26,869)	(64,184)	(56,275)
Changes in operating assets and liabilities	(42,993)	(63,065)	(152,200)	(98,274)

Net cash provided by operating activities	$333,050	$217,362	$510,732	$347,359

_____________

(a)

"EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; noncash hurricane activity; accretion of discount on asset retirement obligations; interest expense; income taxes; gain on the disposition of assets; noncash effects from discontinued operations; commodity hedge related activity; amortization of stock-based compensation; amortization of deferred revenue; and other noncash items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and before cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Open Commodity Hedge Positions as of August 1, 2008

	2008
	Third	Fourth
	Quarter	Quarter	2009	2010	2011

Average Daily Oil Production Hedged:
Swap Contracts:
Volume (Bbl)	15,000	15,000	8,000	4,000	—
NYMEX price (Bbl)	$65.46	$65.46	$79.43	$85.21	$—
Collar Contracts:
Volume (Bbl)	3,000	3,000	7,000	5,000	2,000
NYMEX price (Bbl)
Ceiling	$80.80	$80.80	$159.04	$194.70	$170.00
Floor	$65.00	$65.00	$90.00	$100.00	$115.00
Average Daily Natural Gas Liquid
Production Hedged:
Swap Contracts:
Volume (Bbl)	1,000	1,000	1,000	1,000	—
Blended index price (Bbl) (a)	50.74	50.74	47.41	46.15	—
Average Daily Gas Production Hedged:
Swap Contracts:
Volume (MMBtu)	215,000	201,739	19,795	5,000	—
NYMEX price (MMBtu) (b)	$8.37	$8.40	$9.45	$8.54	$—

_____________

(a)	Represents blended Mont Belvieu posted price per Bbl.
(b)	Approximate NYMEX price, based on historical differentials to index prices at the time the derivative was entered into.

Amortization of Deferred Revenue Associated with Volumetric

Production Payments and Net Derivative Losses as of June 30, 2008

(in thousands)

	2008
	Third	Fourth
	Quarter	Quarter	2009	2010	Thereafter	Total

Total deferred revenues (a)	$39,707	$39,495	$147,906	$90,216	$87,020	$404,344
Less derivative losses to be
Recognized in pretax earnings (b)	(284)	(839)	(3,613)	(2,403)	(6,730)	(13,869)

Total VPP impact to pretax earnings	$39,423	$38,656	$144,293	$87,813	$80,290	$390,475

_____________

(a)	Deferred revenue will be amortized as increases to oil and gas revenues during the indicated future periods.
(b)	Represents the remaining pretax earnings impact of the derivatives assigned in the VPPs.

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Deferred Losses on Terminated Commodity Hedges as of June 30, 2008(a)

(in thousands)

	2008
	Third Quarter	Fourth Quarter	2009	2010

Commodity hedge gains (losses) (b)	$29,601	$29,237	$20,709	$17,783

_____________

(a)	Excludes deferred hedge gains and losses on terminated derivatives related to the VPPs.
(b)	Deferred commodity hedge losses will be amortized as decreases to oil and gas revenues during the indicated future periods.